Exhibit 99.1

News Release Republic First Bancorp, Inc. January 20, 2022

REPUBLIC FIRST BANCORP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

YTD NET INCOME INCREASES BY 398% TO $25 MILLION AND DEPOSITS GROW 29%

Philadelphia, PA, January 20, 2022 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended December 31, 2021.

Q4-2021 Financial Highlights

Q4-2021 Financial Highlights

Net income for the twelve-month period ended December 31, 2021 increased by 398% to $25.2 million, or $0.33 per diluted share, compared to net income of $5.1 million, or $0.07 per diluted share, for the twelve-month period ended December 31, 2020.

Net income for the quarter ended December 31, 2021 increased to $6.1 million, or $0.08 per diluted share, compared to net income of $4.1 million, or $0.05 per diluted share, for the quarter ended December 31, 2020.

The improvement in earnings was driven by strong growth in revenue while our focus on cost control initiatives continues to limit expense growth. During the twelve-month period ended December 31, 2021 total revenue increased 26% and non-interest expense increased by only 4%.

Total deposits increased by $1.2 billion, or 29%, to $5.2 billion as of December 31, 2021 compared to $4.0 billion as of December 31, 2020. New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $41 million per year, while the average deposit growth for all stores over the last twelve months was approximately $37 million per store.

We have achieved this significant growth in deposits while driving down the overall cost of funds for the Bank. The cost of funds decreased to 0.35% during the fourth quarter of 2021 compared to 0.54% in the fourth quarter of 2020.

Excluding the impact of PPP loans, total loans grew $372 million, or 18%, to $2.4 billion as of December 31, 2021 compared to $2.0 billion at December 31, 2020.

Asset quality remains strong as the ratio of non-performing assets to total assets declined to 0.24% as of December 31, 2021 compared to 0.28% as of December 31, 2020. No loan customers were deferring loan payments at the end of the fourth quarter. All customers that were granted deferrals to assist during the height of the COVID pandemic have resumed contractual payments.

Vernon W. Hill, II, Chairman of Republic First Bancorp, Inc. said:

“I am pleased to report Republic Bank’s fourth quarter financial results, which brings to a close a very successful year for ‘The Power of Red is Back’ expansion campaign. We not only achieved asset, loan and deposit growth far above industry standards, but we also saw a dramatic improvement in profitability during the current year. Earnings improved by nearly 400% year over year as a result of our efforts to drive revenue growth at a greater rate than expense growth.”

“As we look forward to the year ahead, we are very excited about the opportunities that we see unfolding in 2022 that will enable us to continue our successful growth strategy. We also plan to deliver significant enhancements to our digital and technology platforms in 2022. We remain committed to delivering the best experience to our customers across all delivery channels which includes in-store, online, mobile and by phone.”

“On our previous earnings call we mentioned the possibility of completing a capital raise during the fourth quarter of 2021 to support our growth and expansion strategy. As the quarter progressed, we made the determination that it would be in the best interest of the Company and our shareholders to execute a capital raise at a time that would be most optimal from a stock price perspective. We will continue to monitor market conditions and alternative strategies as we enter 2022.”

Financial Summary for the Period Ended December 31, 2021

The changes in the balance sheet as of December 31, 2021 were impacted by the effect of the PPP loan program. A portion of the changes in cash balances, outstanding loans, and outside borrowings were short-term in nature and declined as the borrowers that received PPP loans submitted applications for forgiveness to the SBA. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended December 31, 2021 can be found in the following table:

($ in millions)	Actual	Actual	Actual	YOY Growth
	12/31/21	09/30/21	12/31/20	$	($)	(%)
Assets	$5,627	$5,406	$5,066		$561	11%
Assets (excluding PPP)*	5,512	5,157	4,432		1,070	24%
Loans	2,507	2,497	2,645		(138)	(5%)
Loans (excluding PPP)*	2,393	2,258	2,021		372	18%
Deposits	5,191	4,972	4,014		1,177	29%
PPPLF Borrowings	-	-	634		(634)	(100%)

*Note: See disclosure related to non-GAAP financial measures at the end of this release.

A summary of the income statement for the period ended December 31, 2021 can be found in the following table:

($ in millions, except	Three Months Ended			Twelve Months Ended
per share data)	12/31/21	12/31/20	Change	12/31/21	12/31/20	Change
Total Revenue	$43.2	$37.0	17%	$162.0	$128.1	26%
Non-Interest Expense	32.9	29.9	10%	122.5	117.4	4%
Income Before Tax	8.5	5.6	50%	33.7	6.4	423%
Net Income	6.1	4.1	49%	25.2	5.1	398%
Earnings per share (diluted)	$0.08	$0.05	60%	$0.33	$0.07	371%

Additional Financial Highlights

Total assets increased by $561 million, or 11%, to $5.6 billion as of December 31, 2021 compared to $5.1 billion as of December 31, 2020. Excluding the short-term impact of the PPP loan program total assets increased by $1.1 billion, or 24%, year over year.

The net interest margin increased by 17 basis points to 2.68% for the twelve months ended December 31, 2021 compared to 2.51% for the twelve months ended December 31, 2020. This increase was primarily driven by a decline in the cost of funds during 2021.

The cost of funds declined to 0.40% for the twelve-month period ended December 31, 2021 compared to 0.64% for the twelve month period ended December 31, 2020. This decrease was driven by the lower cost of deposits which has occurred while deposit balances have grown by $1.2 billion year over year.

We have thirty-three convenient store locations open today. We recently opened our newest store in Ocean City, NJ on January 15, 2022. Construction is also ongoing on sites in Wayne, PA and Broomall, PA which we expect will also open during 2022.

Our residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team originated more than $579.8 million in mortgage loans over the last twelve months which continues to be near record highs for the Oak Mortgage Team.

Total Risk-Based Capital ratio was 11.76% and Tier I Leverage Ratio was 6.06% at December 31, 2021.

Book value per common share increased to $4.67 as of December 31, 2021 compared to $4.41 as of December 31, 2020.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	12/31/21	09/30/21	% Change	12/31/20	% Change
Net Interest Income	$35,701	$31,442	14%	$25,720	39%
Non-interest Income	7,471	7,315	2%	11,236	(34%)
Total Revenue	43,172	38,757	11%	36,956	17%
Provision for Loan Losses	1,850	900	106%	1,400	32%
Non-interest Expense	32,866	29,773	10%	29,907	10%
Income Before Taxes	8,456	8,084	5%	5,649	50%
Provision for Income Taxes	2,379	1,988	20%	1,548	54%
Net Income	6,077	6,096	-%	4,101	48%
Preferred Stock Dividend	875	875	-%	924	(5%)
Net Income Attributable to Common Shareholders	5,202	5,221	-%	3,177	64%
Earnings (Loss) per share	$0.08	$0.08	-%	$0.05	60%

Net income increased to $6.1 million, or $0.08 per share, for the three-month period ended December 31, 2021, compared to net income of $4.1 million, or $0.05 per share, for the three-month period ended December 31, 2020.

We continue to demonstrate progress with operating leverage, which drives improved earnings. Total revenue increased by 17% while non-interest expense increased by 10% during the fourth quarter of 2021, compared to the fourth quarter of 2020.

Net interest income increased to $35.7 million during the fourth quarter of 2021 compared to $25.7 million during the fourth quarter of 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of those loans. Approximately $5.2 million in origination fees related to the PPP loan program were recognized as income during the fourth quarter of 2021 compared to $3.0 million recognized during the fourth quarter of 2020.

The net interest margin for the three-month period ended December 31, 2021 increased by 20 basis points to 2.63% compared to 2.43% for the three month period ended December 31, 2020. The net interest margin increased by 6 basis points on a linked quarter basis primarily as a result of an increase in the yield on interest earning assets during the fourth quarter of 2021.

The provision for loan losses increased to $1.9 million during the fourth quarter of 2021 compared to $1.4 million during the fourth quarter of 2020. The increase was primarily driven by a specific reserve required for a single loan relationship which we received updated information on during the current period.

Non-interest income declined to $7.5 million during the quarter ended December 31, 2021, compared to $11.2 million during the quarter ended December 31, 2020. The decrease is primarily attributable to the decrease in mortgage banking income year over year as a result of a decline in residential mortgage loan originations driven by lower refinancing activity in the current period.

Non-interest expense increased by 10%, to $32.9 million during the quarter ended December 31, 2021, compared to $29.9 million during the quarter ended December 31, 2020. The year over year growth was primarily driven by an increase in salary and benefit costs and data processing expense as a result of the overall growth of the Bank.

A dividend on the outstanding shares of preferred stock in the amount of $0.9 million was declared and paid during the fourth quarter of 2021. The preferred stock was initially issued in August 2020 and pays a dividend at an annual rate of 7.00%.

	Twelve Months Ended
	12/31/21	12/31/20	% Change
Net Interest Income	$129,216	$91,832	41%
Non-interest Income	32,740	36,235	(10%)
Total Revenue	161,956	128,067	26%
Provision for Loan Losses	5,750	4,200	37%
Non-interest Expense	122,504	117,423	4%
Income Before Taxes	33,702	6,444	423%
Provision (Benefit) for Taxes	8,526	1,390	513%
Net Income	25,176	5,054	398%
Preferred Stock Dividend	3,500	923	279%
Net Income Attributable to Common Shareholders	21,676	4,131	425%
Earnings per share	$0.33	$0.07	371%

Net income increased by 398% to $25.2 million, or $0.33 per share, for the twelve-month period ended December 31, 2021, compared to net income of $5.1 million, or $0.07 per share, for the twelve-month period ended December 31, 2020. Improved operating leverage also drove better earnings during the twelve-month period ended December 31, 2021, as total revenue increased by 26% while non-interest expense increased by only 4%, during the full year in 2021 compared to 2020.

Net interest income increased to $129.2 million during the twelve-month period ended December 31, 2021 compared to $91.8 million during the twelve-month period ended December 31, 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. The net interest margin for the twelve-month period ended December 31, 2021 increased by 17 basis points to 2.68% compared to 2.51% for the twelve-month period ended December 31, 2020. The improvement in the margin was primarily a result of a decline in the cost of funds to 0.40% during 2021 compared to 0.64% during 2020.

Non-interest income decreased by $3.5 million, or 10%, to $32.7 million for the twelve-month period ended December 31, 2021, compared to $36.2 million for the twelve-month period ended December 31, 2020. Growth in service fees and ATM/debit card revenue was offset by decreases in mortgage banking income and gains on the sale of investment securities during 2021.

Non-interest expense increased by 4%, to $122.5 million during the twelve months ended December 31, 2021, compared to $117.4 million during the twelve months ended December 31, 2020. The year over year growth was driven by increases in salary and benefit costs, occupancy and equipment and data processing expense as a result of the growth and expansion of the Bank.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	12/31/21	12/31/20	% Change	09/30/21	% Change

Demand noninterest-bearing	$1,404,360	$1,006,876	39%	$1,346,353	4%
Demand interest-bearing	2,283,779	1,776,995	29%	2,162,324	6%
Money market and savings	1,305,096	1,043,519	25%	1,265,926	3%
Certificates of deposit	197,945	186,361	6%	197,478	-%
Total deposits	$5,191,180	$4,013,751	29%	$4,972,081	4%

Deposits increased by $1.2 billion, or 29%, to $5.2 billion at December 31, 2021 compared to $4.0 billion at December 31, 2020. This increase can be attributed to our strategy to expand the reach of our banking model which focuses on enhancing the total customer experience including in-store, on-line and mobile banking options. High levels of customer service and convenience across all delivery channels drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 39%, year over year as a result of the successful execution of our strategy. The increase in demand deposits over the last twelve months is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers of Republic Bank. Many of these small businesses have chosen to move their primary banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 44% of total deposits as of December 31, 2021.

Lending

Loans by type are as follows (dollars in thousands):

Description	12/31/21	12/31/20	% Growth	09/30/21	% Growth

Commercial and industrial	$252,376	$200,188	26%	$250,650	1%
Owner occupied real estate	526,570	475,206	11%	496,301	6%
Commercial real estate	780,311	705,748	11%	775,168	1%
Construction and land development	216,008	142,821	51%	153,132	41%
Residential mortgage	536,332	395,174	36%	496,963	8%
Consumer and other	81,001	102,019	21%	85,680	(5%)
Sub-total (excl PPP Loans)	2,392,598	2,021,156	18%	2,257,894	6%
Paycheck protection program	114,767	624,186	(82%)	239,120	(52%)
Total Loans	$2,507,365	$2,645,342	(5%)	$2,497,014	-%

Total loans decreased by $138 million, or 5%, at December 31, 2021 when compared to December 31, 2020. Loans originated through the PPP loan program continue to be repaid or forgiven by the SBA which offsets the growth experienced in other categories in the portfolio. Excluding the impact of the PPP loans, gross loans increased by $371 million, or 18%, to $2.4 billion at December 31, 2021 compared to $2.0 billion at December 31, 2020. We continue to see results from the continued success with our relationship banking model which has driven a steady flow in quality loan demand. We experienced strongest growth in the commercial and industrial, owner-occupied real estate, commercial real estate and residential mortgage categories over the last twelve months.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended

	12/31/21	09/30/21	12/31/20

Non-performing assets / capital and reserves	3.86%	3.96%	4.37%
Non-performing assets / total assets	0.24%	0.25%	0.28%
Quarterly net loan charge-offs / average loans*	0.02%	0.00%	0.05%
Allowance for loan losses / gross loans*	0.79%	0.77%	0.64%
Allowance for loan losses / non-performing loans	147%	133%	101%

*Note: PPP loans excluded when calculating % of total loan balances. See disclosure related to non-GAAP financial measures at the end of this release.

The percentage of non-performing assets to total assets decreased to 0.24% at December 31, 2021, compared to 0.28% at December 31, 2020. The allowance for loan losses as a percentage of total loans excluding PPP loans increased to 0.79% as of December 31, 2021 compared to 0.64% as of December 31, 2020. The allowance for loan losses as a percentage of non-performing loans increased to 147% at December 31, 2021 compared to 101% at December 31, 2020 as a result of the increase in the allowance for loan losses over the last 12 months.

Capital

The Company’s capital ratios at December 31, 2021 were as follows:

	Actual 12/31/21 Bancorp	Actual 12/31/21 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	6.06%	5.85%	5.00%
Common Equity Ratio	9.20%	10.78%	6.50%
Tier 1 Risk Based Capital	11.14%	10.78%	8.00%
Total Risk Based Capital	11.76%	11.40%	10.00%
Tangible Common Equity	4.89%	5.74%	n/a
Tangible Common Equity (assuming conversion)*	5.75%	5.74%	n/a

*Note: Assumes conversion of all outstanding shares of convertible preferred stock

Total shareholders’ equity increased to $323 million at December 31, 2021 compared to $308 million at December 31, 2020. The increase was primarily due to growth in retained earnings driven by net income over the last twelve months. Book value per common share increased to $4.67 at December 31, 2021 compared to $4.41 per share at December 31, 2020.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	January 20, 2022
Time:	11:00am (EST)
From the U.S. dial:	(888) 517-2513 [US Toll Free] or
(847) 619-6533 [US Toll]
Participant Pin:	6393 951#

An operator will assist you in joining the call.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-two stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 30,	September 30,	December 30,
(dollars in thousands, except per share amounts)	2021	2021	2020

ASSETS
Cash and due from banks	$14,072	$15,560	$29,746
Interest-bearing deposits and federal funds sold	104,812	368,408	745,554
Total cash and cash equivalents	118,884	383,968	775,300

Securities - Available for sale	1,084,539	889,725	537,547
Securities - Held to maturity	1,660,292	1,377,253	814,936
Restricted stock	3,510	3,510	3,039
Total investment securities	2,748,341	2,270,488	1,355,522

Loans held for sale	13,762	16,991	53,370

Loans receivable	2,507,365	2,497,014	2,645,342
Allowance for loan losses	(18,964)	(17,218)	(12,975)
Net loans	2,488,401	2,479,796	2,632,367

Premises and equipment	127,440	125,301	123,170
Other real estate owned	360	532	1,188
Other assets	129,412	128,502	124,818

Total Assets	$5,626,600	$5,405,578	$5,065,735

LIABILITIES
Non-interest bearing deposits	$1,404,360	$1,346,353	$1,006,876
Interest bearing deposits	3,786,820	3,625,728	3,006,875
Total deposits	5,191,180	4,972,081	4,013,751

Short-term borrowings	-	-	633,866
Subordinated debt	11,277	11,276	11,271
Other liabilities	100,776	98,708	98,734

Total Liabilities	5,303,233	5,082,065	4,757,622

SHAREHOLDERS' EQUITY
Preferred stock	20	20	20
Common stock	594	594	594
Additional paid-in capital	324,619	324,023	322,321
Retained earnings (accumulated deficit)	12,716	8,388	(8,084)
Treasury stock at cost	(3,725)	(3,725)	(3,726)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(10,674)	(5,604)	(2,829)

Total Shareholders' Equity	323,367	323,513	308,113

Total Liabilities and Shareholders' Equity	$5,626,600	$5,405,578	$5,065,735

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2021	2021	2020	2021	2020

INTEREST INCOME
Interest and fees on loans	$29,151	$27,380	$25,698	$114,894	$93,292
Interest and dividends on investment securities	10,941	8,217	5,473	32,456	21,144
Interest on other interest earning assets	159	181	76	452	514
Total interest income	40,251	35,778	31,247	147,802	114,950

INTEREST EXPENSE
Interest on deposits	4,499	4,283	5,453	18,338	22,751
Interest on borrowed funds	51	53	74	252	367
Total interest expense	4,550	4,336	5,527	18,590	23,118

Net interest income	35,701	31,442	25,720	129,212	91,832
Provision for loan losses	1,850	900	1,400	5,750	4,200

Net interest income after provision for loan losses	33,851	30,542	24,320	123,462	87,632

NON-INTEREST INCOME
Service fees on deposit accounts	3,163	3,283	2,336	12,905	10,236
Mortgage banking income	2,145	2,397	7,113	12,016	17,588
Gain on sale of SBA loans	1,178	641	174	3,214	1,741
Gain on sale of investment securities	-	-	-	2	2,760
Other non-interest income	985	996	1,613	4,607	3,910
Total non-interest income	7,471	7,317	11,236	32,744	36,235

NON-INTEREST EXPENSE
Salaries and employee benefits	15,039	14,640	15,123	59,253	56,277
Occupancy and equipment	5,915	5,689	5,834	23,521	22,210
Legal and professional fees	2,310	1,065	1,344	5,447	4,222
Foreclosed real estate	134	119	21	844	459
Regulatory assessments and related fees	968	904	618	3,478	2,549
Goodwill impairment	-	-	-	-	5,011
Other operating expenses	8,500	7,358	6,967	29,961	26,695
Total non-interest expense	32,866	29,775	29,907	122,504	117,423

Income before provision for income taxes	8,456	8,084	5,649	33,702	6,444

Provision for income taxes	2,379	1,988	1,548	8,526	1,390

Net income	6,077	6,096	4,101	25,176	5,054

Preferred stock dividends	875	875	924	3,500	923

Net income attributable to common shareholders	$5,202	$5,221	$3,177	$21,676	$4,131

Net Income per Common Share
Basic	$0.09	$0.09	$0.05	$0.37	$0.07
Diluted	$0.08	$0.08	$0.05	$0.33	$0.07

Average Common Shares Outstanding
Basic	58,928	58,895	58,859	58,891	58,853
Diluted	75,828	75,876	58,917	75,952	58,904

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	December 31, 2021			September 30, 2021			December 31, 2020

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$411,251	$159	0.15%	$480,166	$181	0.15%	$302,990	$76	0.10%
Investment securities	2,482,134	10,941	1.75%	1,948,532	8,240	1.68%	1,247,502	5,481	1.74%
Loans receivable	2,482,173	29,151	4.66%	2,495,611	27,493	4.37%	2,668,570	25,821	3.84%
Total interest-earning assets	5,375,558	40,251	2.97%	4,924,309	35,914	2.89%	4,219,062	31,378	2.95%

Other assets	235,955			248,095			267,110

Total assets	$5,611,513			$5,172,404			$4,486,172

Interest-bearing liabilities:

Demand non interest-bearing	$1,401,380			$1,301,102			$1,031,846
Demand interest-bearing	2,263,840	3,402	0.60%	2,022,477	3,165	0.62%	1,758,942	3,312	0.75%
Money market & savings	1,313,580	832	0.25%	1,219,009	837	0.27%	1,071,747	1,420	0.53%
Time deposits	197,923	266	0.53%	193,816	281	0.58%	194,096	721	1.47%
Total deposits	5,176,723	4,500	0.34%	4,736,404	4,283	0.36%	4,056,631	5,453	0.53%

Total interest-bearing deposits	3,775,343	4,500	0.47%	3,435,302	4,283	0.49%	3,024,785	5,453	0.72%

Other borrowings	11,277	52	1.83%	11,276	53	1.86%	31,847	74	0.92%

Total interest-bearing liabilities	3,786,620	4,552	0.48%	3,446,578	4,336	0.50%	3,056,632	5,527	0.72%
Total deposits and other borrowings	5,188,000	4,552	0.35%	4,747,680	4,336	0.36%	4,088,478	5,527	0.54%

Non interest-bearing liabilities	100,166			100,773			91,873
Shareholders' equity	323,347			323,951			305,821
Total liabilities and shareholders' equity	$5,611,513			$5,172,404			$4,486,172

Net interest income		$35,699			$31,578			$25,851
Net interest spread			2.49%			2.39%			2.23%

Net interest margin			2.63%			2.57%			2.43%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the twelve months ended			For the twelve months ended
(dollars in thousands)	December 31, 2021			December 31, 2020

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$352,417	$453	0.13%	$242,132	$514	0.21%
Securities	1,890,629	32,456	1.72%	1,086,386	21,166	1.95%
Loans receivable	2,577,498	114,894	4.46%	2,359,169	93,854	3.98%
Total interest-earning assets	4,820,544	147,803	3.07%	3,687,687	115,534	3.13%

Other assets	255,721			265,893

Total assets	$5,076,265			$3,953,580

Interest-bearing liabilities:

Demand non interest-bearing	$1,256,043			$926,692
Demand interest-bearing	2,025,420	13,107	0.65%	1,509,826	12,645	0.84%
Money market & savings	1,162,032	3,720	0.32%	916,607	6,247	0.68%
Time deposits	190,960	1,511	0.79%	211,636	3,859	1.82%
Total deposits	4,634,455	18,338	0.40%	3,564,761	22,751	0.64%

Total interest-bearing deposits	3,378,412	18,338	0.54%	2,638,069	22,751	0.86%

Other borrowings	22,303	253	1.13%	30,413	367	1.21%

Total interest-bearing liabilities	3,400,715	18,591	0.55%	2,668,482	23,118	0.87%
Total deposits and other borrowings	4,656,758	18,591	0.40%	3,595,174	23,118	0.64%

Non interest-bearing liabilities	101,473			87,200
Shareholders' equity	318,034			271,206
Total liabilities and shareholders' equity	$5,076,265			$3,953,580

Net interest income		$129,212			$92,416
Net interest spread			2.52%			2.26%

Net interest margin			2.68%			2.51%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2021	2021	2020	2021	2020

Balance at beginning of period	$17,218	$16,110	$11,851	$12,975	$9,266

Provision charged to operating expense	1,850	900	1,400	5,750	4,200
	19,068	17,010	13,251	18,725	13,466

Recoveries on loans charged-off:
Commercial	275	60	10	510	51
Consumer	1	149	3	218	13
Total recoveries	276	209	13	728	64

Loans charged-off:
Commercial	(311)	1	(249)	(372)	(448)
Consumer	(69)	(2)	(40)	(117)	(107)

Total charged-off	(380)	(1)	(289)	(489)	(555)

Net (charge-offs) recoveries	(104)	208	(276)	239	(491)

Balance at end of period	$18,964	$17,218	$12,975	$18,964	$12,975

Net (charge-offs) recoveries as a percentage of average loans outstanding	0.02%	(0.04% )	0.04%	(0.01% )	0.02%

Allowance for loan losses as a percentage of period-end loans	0.79%	0.76%	0.49%	0.76%	0.49%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2021	2021	2021	2021	2020

Non-accrual loans:
Commercial real estate	$10,708	$10,040	$10,069	$10,628	$10,232
Consumer and other	1,833	2,892	1,982	2,562	2,014
Total non-accrual loans	12,541	12,932	12,051	13,190	12,246

Loans past due 90 days or more and still accruing	323	13	996	-	612

Total non-performing loans	12,864	12,945	13,047	13,190	12,858

Other real estate owned	360	532	852	1,188	1,188

Total non-performing assets	$13,224	$13,477	$13,899	$14,378	$14,046

Non-performing loans to total loans	0.51%	0.52%	0.52%	0.49%	0.49%

Non-performing assets to total assets	0.24%	0.25%	0.26%	0.27%	0.28%

Non-performing loan coverage	147.42%	133.01%	123.48%	121.99%	100.91%

Allowance for loan losses as a percentage of total period-end loans	0.76%	0.69%	0.64%	0.59%	0.49%

Non-performing assets / capital plus allowance for loan losses	3.86%	3.96%	4.13%	4.44%	4.37%